Exhibit 99.1


                             Subscription Agreement

Please issue shares and/or bonds in the amount(s) and name(s) shown below. My signature acknowledges that I have received and had an opportunity to read the prospectus by which the shares are offered, that I am purchasing for investment, and that the amount of my investment is not more than 10% of my net worth.



Date: ____________________________           Signature: ______________________



Enclosed please find payment for

$_______________for shares at $4 per share (minimum investment, $1,000), and/or

$_______________in bonds (sold in increments of $1,000).



Please register the shares and/or bonds in the following name(s) and amount(s):

      As (check one):
      __ Individual
      __ Joint Tenants
      __ Trust
      __ Tenants in Common
      __ Corporation
      __ Other

For each person who will be a registered share or bond holder, we require the following information:

      Name (printed):

      Mailing Address:

      City, State, and Zip Code:

      Telephone Number, including area code:

      Social Security or Taxpayer ID Number:

Please attach any special mailing instructions other than shown above. No subscription is effective until we accept it. We will mail you a signed copy of this agreement for your records.



                                    Subscription accepted on the ___ day of ___________, 199__ By The Murdock Group Career Satisfaction Corporation


                                    -------------------------------------------
                                    KC Holmes, Chief Executive Officer



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